Independent Auditor's Consent

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan of our report dated September 19, 1997 with respect to the financial statements and schedule of First South Africa Corp. Ltd. In the Annual Report (Form 10-K) for the year ended June 30, 1997.


/s/ Price Waterhouse

Price Waterhouse
Sandton, South Africa

September 29, 1997